Exhibit 99.3

U.S. PHYSICAL THERAPY, INC. (“USPH”)
 OBJECTIVE CASH BONUS PLAN (“OBJECTIVE BONUS PLAN”)
FOR 2010

Purpose:  To incentivize and retain Executives eligible for this Bonus Plan to achieve certain earnings per share of USPH stock criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date:  The effective date of this Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 30, 2010.

Eligibility:  The Executives of USPH eligible for this Bonus Plan are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CEO”) and the Chief Operating Officer (“COO”).

Description, Conditions and Payment Date:

Under the Bonus Plan Executives have an opportunity to receive a cash bonus of up to 50% of the Executive’s annual base salary for 2010 (“Base”). . All amounts will be awarded by the Compensation Committee (as the term “Committee” is defined in the 2003 Plan) in the first quarter of 2011.  Before any Cash Bonus is paid, the Compensation Committee shall certify in writing that the performance goals have been obtained in accordance with Code Section 162(m), and any Cash Bonus paid hereunder shall be made no later than March 15, 2011.  The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2010 to receive the Cash Bonus.

Administration:    The Compensation Committee has authority to administer the Cash Bonus Plan, grant awards and decide all questions of interpretation; provided, however, that the Compensation Committee shall have no discretion to increase the maximum award amounts that are payable as provided below and/or otherwise increase or modify an award which would disqualify the award for the performance-based exception under Code Section 162(m).    The Compensation Committee’s determinations and interpretations under the Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:  Based on 2010 earnings per share (EPS) growth, as adjusted for any impact in the implementation of FASB No. 142, the goals and amounts payable are as follows:

2009 EPS(1)	2010 EPS	% Change	Bonus % (up to maximum of 50% of Base)
$1.10	$1.10	0%	0%
	$1.11	0.91%	0%
	$1.12	1.82%	0%
	$1.13	2.7%	0%
	$1.14	3.6%	40%
	$1.15	4.5%	46%
	$1.16	5.4%	52%
	$1.17	6.4%	58%
	$1.18	7.3%	64%
	$1.19	8.2%	70%
	$1.20	9.1%	76%
	$1.21	10.0%	82%
	$1.22	10.9%	88%
	$1.23	11.8%	94%
	$1.24	12.7%	100%

No Trust or Fund:  There shall be no separate trust or fund for the Bonus Plan.  The amounts payable hereunder shall be an unfunded obligation of USPH and payable out of the general assets of USPH, and shall not be assignable by the participant.